Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (No. 333-128293, 333-152815, and 333-195955) on Form S-8 and in Registration Statements (No. 333-181817 and 333-206663) on Form S-3 of Orchids Paper Products Company of our report dated March 15, 2017, relating to our audits of the consolidated financial statements, the financial statement schedules and internal control over financial reporting, which appear in the Annual Report on Form 10-K/A of Orchids Paper Products Company for the year ended December 31, 2016.

/s/ HoganTaylor LLP

Tulsa, Oklahoma

March 15, 2017